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Exhibit 21.1

List of Subsidiaries of Pacific Energy Partners, L.P.

        The following is a list of subsidiaries of Pacific Energy Partners, L.P. as of February 28, 2004. The list reflects the names under which each subsidiary does business.

Subsidiary	Jurisdiction of incorporation
Pacific Energy Group LLC	Delaware, USA
Pacific Marketing and Transportation LLC	Delaware, USA
Pacific Pipeline System LLC	Delaware, USA
Ranch Pipeline LLC	Delaware, USA
Rocky Mountain Pipeline System LLC	Delaware, USA
Pacific Terminals LLC	Delaware, USA
PEG Canada, L.P.	Delaware, USA
PEG Canada LLC	Delaware, USA
RPC Acquisition Company	Nova Scotia, Canada
RMC Acquisition Company	Nova Scotia, Canada

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  Exhibit 21.1